EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors

SemGroup Corporation

Tulsa, Oklahoma

We have audited the accompanying balance sheets of SemCrude Pipeline, L.L.C. (the “Company”) as of December 31, 2011 and 2010 (Successor) and the related statements of operations, member’s equity, and cash flows for the two years ended December 31, 2011 and 2010 and for the one month ended December 31, 2009 (Successor), and for the eleven months ended November 30, 2009 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedules. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SemCrude Pipeline, L.L.C. at December 31, 2011 and 2010 (Successor), and the results of its operations and its cash flows for the two years ended December 31, 2011 and 2010 and for the one month ended December 31, 2009 (Successor), and for the eleven months ended November 30, 2009 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective November 30, 2009, the Company emerged from bankruptcy and applied fresh start accounting. As a result, the statements of operations and cash flows for the two years ended December 31, 2011 and 2010 and for the one month ended December 31, 2009, are presented on a different basis than for the periods before fresh-start and, therefore, are not comparable.

/s/ BDO USA, LLP

BDO USA, LLP

Dallas, Texas

February 5, 2013

SEMCRUDE PIPELINE, L.L.C.

Balance Sheets

(In thousands)

	December 31, 2011	December 31, 2010
ASSETS
Investment in affiliate	$143,259	$152,020

Total assets	$143,259	$152,020

LIABILITIES AND MEMBER’S EQUITY
Payable to affiliates	$—	$255
Member’s equity:
Member capital	136,355	159,864
Retained earnings (accumulated deficit)	6,904	(8,099)

Total member’s equity	143,259	151,765

Total liabilities and member’s equity	$143,259	$152,020

The accompanying notes are an integral part of these financial statements.

SEMCRUDE PIPELINE, L.L.C.

Statements of Operations

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Month Ended December 31, 2009	Eleven Months Ended November 30, 2009
Revenues	$—	$38,898	$3,927	$20,894
Expenses:
Costs of products sold	—	2,769	—	—
Operating	—	6,292	246	2,101
General and administrative	1	2,865	742	1,623
Depreciation and amortization	—	17,208	4,119	7,685
Loss on disposal	—	6,828	—	—

Total expenses	1	35,962	5,107	11,409

Earnings from equity method investments	15,004	1,949	—	—

Operating income (loss)	15,003	4,885	(1,180)	9,485
Other (income) expenses:
Interest expense	—	10,979	1,103	4,593
Other income, net	—	(586)	(1)	(32)

Total other (income) expenses, net	—	10,393	1,102	4,561

Income (loss) before reorganization items	15,003	(5,508)	(2,282)	4,924
Reorganization items gain	—	—	—	83,880

Net income (loss)	15,003	(5,508)	(2,282)	88,804
Less: net income (loss) attributable to noncontrolling interests	—	283	26	(550)

Net income (loss) attributable to SemCrude Pipeline, L.L.C.	$15,003	$(5,791)	$(2,308)	$89,354

The accompanying notes are an integral part of these financial statements.

SEMCRUDE PIPELINE, L.L.C.

Statements of Changes in Member’s Equity

(In thousands)

	Units	Member Capital	Retained Earnings/(Accumulated Deficit)	Noncontrolling Interests	Total Member’s Equity
Balance at December 31, 2008 (Predecessor)	100	$77,418	$(5,978)	$2,000	$73,440
Net income prior to implementation of Plan of Reorganization	—	—	4,877	68	4,945
Member contributions	—	624	—	—	624
Distributions to noncontrolling interests	—	—	—	(86)	(86)

Balance prior to implementation of Plan of Reorganization	100	78,042	(1,101)	1,982	78,923
Forgiveness of affiliate payables	—	48,038	—	—	48,038
Adoption of fresh-start reporting	—	83,376	1,101	(618)	83,859

Balance at November 30, 2009 (Successor)	100	209,456	—	1,364	210,820
Net income (loss)	—	—	(2,308)	26	(2,282)
Distributions to noncontrolling interests	—	—	—	(25)	(25)

Balance at December 31, 2009 (Successor)	100	209,456	(2,308)	1,365	208,513
Net income (loss)	—	—	(5,791)	283	(5,508)
Net distributions to SemGroup	—	(49,592)	—	—	(49,592)
Distributions to noncontrolling interests	—	—	—	(277)	(277)
Deconsolidation of White Cliffs	—	—	—	(1,371)	(1,371)

Balance at December 31, 2010 (Successor)	100	159,864	(8,099)	—	151,765
Net income	—	—	15,003	—	15,003
Member contributions	—	477	—	—	477
Net distributions to SemGroup	—	(23,986)	—	—	(23,986)

Balance at December 31, 2011 (Successor)	100	$136,355	$6,904	$—	$143,259

The accompanying notes are an integral part of these financial statements.

SEMCRUDE PIPELINE, L.L.C.

Statements of Cash Flows

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Month Ended December 31, 2009	Eleven Months Ended November 30, 2009
Cash flows from operating activities:
Net income (loss)	$15,003	$(5,508)	$(2,282)	$88,804
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	17,208	4,119	7,685
Amortization of debt issuance costs	—	4,567	227	1,118
Loss on disposal	—	6,828	—	—
Gain on fresh-start reporting	—	—	—	(83,859)

	15,003	23,095	2,064	13,748
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	—	(1,188)	(114)	(3,323)
Decrease (increase) in inventories	—	1,665	(490)	(1,175)
Decrease (increase) in other assets	—	2,284	2,792	(5,203)
Increase (decrease) in payables to affiliates	—	—	(527)	—
Increase (decrease) in accounts payable	—	321	(15)	(62)
Increase (decrease) in accrued liabilities	—	2,515	(122)	2,191
Increase (decrease) in payable to affiliate	(255)	(520)	—	—

Net cash provided by operating activities	14,748	28,172	3,588	6,176

Cash flows from investing activities:
Capital expenditures, net of refunds	—	(53)	11	(23,241)
Distributions in excess of equity earnings	12,455	3,819	—	—
Investment in non-consolidated subsidiaries	(3,694)	(867)	—	—
De-consolidation of subsidiaries	—	(5,519)	—	—
Proceeds from sale of non-consolidated subsidiaries	—	140,765	—	—

Net cash provided by (used in) investing activities	8,761	138,145	11	(23,241)

Cash flows from financing activities:
Increase in payables to affiliates	—	—	—	22,050
Debt issuance costs	—	—	—	(3,494)
Principal payments on long-term debt	—	(119,086)	(5,914)	—
Member contributions	477	—	—	—
Net distributions to SemGroup	(23,986)	(49,592)	—	—
Distributions to non-controlling interest	—	(277)	(25)	(86)

Net cash provided by (used in) financing activities	(23,509)	(168,955)	(5,939)	18,470

Net increase (decrease) in cash and cash equivalents	—	(2,638)	(2,340)	1,405
Cash and cash equivalents at beginning of period	—	2,638	4,978	3,573

Cash and cash equivalents at end of period	$—	$—	$2,638	$4,978

The accompanying notes are an integral part of these financial statements.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

1. OVERVIEW

SemCrude Pipeline, L.L.C. (“SCPL”) is a Delaware limited liability company, which is a subsidiary of SemGroup Corporation (“SemGroup”). SCPL owns a 51% interest in White Cliffs Pipeline, L.L.C. (“White Cliffs”). SemGroup serves as manager of White Cliffs. White Cliffs owns a 527-mile crude oil pipeline with origination points in Platteville, Colorado and Healy, Kansas and a termination point in Cushing, Oklahoma.

SCPL generates substantially all of its earnings through its investment in White Cliffs. Prior to September 30, 2010, SCPL owned approximately 99% of White Cliffs. At the end of September 2010, the other members exercised certain rights to purchase additional membership interests, and SCPL’s membership interest was reduced to 51%. Subsequent to purchasing these additional membership interests, the other members gained substantive rights to participate in the management of White Cliffs. Because of this, SCPL deconsolidated White Cliffs on September 30, 2010 and began accounting for it under the equity method. The terms “we,” “our,” “us,” “the Company” and similar language used in these notes to the financial statements refer to SemCrude Pipeline, L.L.C.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the financial statements. Although management believes these estimates are reasonable, actual results could differ materially from these estimates.

On July 22, 2008 (the “Petition Date”), SemGroup, L.P. and certain subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. While in bankruptcy, SemGroup, L.P. filed a plan of reorganization with the court, which was confirmed on October 28, 2009 (the “Plan of Reorganization”). The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, the equity structure of the reorganized company upon emergence, and the financing arrangements upon emergence. SemGroup, including its subsidiary, SCPL, emerged from bankruptcy protection on November 30, 2009 (the “Emergence Date”).

These financial statements of SCPL and its predecessor include activity prior to emergence from bankruptcy and activity subsequent to emergence from bankruptcy. As described in Note 2, SCPL’s predecessor applied fresh-start reporting on the Emergence Date. As a result, the consolidated financial statements subsequent to the Emergence Date are not comparable to the consolidated financial statements prior to the Emergence Date.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the financial statements. Prior to the deconsolidation of White Cliffs, our significant estimates included, but are not limited to: (1) allowances for doubtful accounts receivable; (2) estimated useful lives of assets, which impacts depreciation; (3) estimated fair values of long-lived assets recorded in fresh-start reporting; (4) estimated fair values of long-lived assets used in impairment tests; (5) fair values of derivative instruments; and (6) accrual and disclosure of contingent losses. Although management believes these estimates are reasonable, actual results could differ materially from these estimates.

FRESH-START REPORTING – We adopted fresh-start reporting on the Emergence Date. In connection with fresh-start reporting, we recorded our assets and liabilities at fair value at the Emergence Date.

CASH AND CASH EQUIVALENTS—Cash includes currency on hand and demand and time deposits with banks or other financial institutions. Cash equivalents include highly liquid investments with maturities of three months or less at the date of purchase. Balances at financial institutions may exceed federally insured limits.

PROPERTY, PLANT AND EQUIPMENT—Prior to the deconsolidation of White Cliffs, property, plant and equipment was recorded at cost (although, as described above, property, plant and equipment was adjusted to fair value at November 30, 2009 upon adoption of fresh-start reporting). We capitalized costs that extended or increased the future economic benefits of property, plant and equipment, and expensed maintenance costs that did not. Property, plant and equipment includes interest costs incurred during construction. We capitalized $2.1 million of interest costs during the eleven month period ended November 30, 2009, using interest rates ranging from 5.5% to 6.5%.

When assets were disposed of, their cost and related accumulated depreciation were removed from the balance sheet, and any resulting gain or loss was recorded within operating expenses in the statements of operations. Subsequent to deconsolidation, we do not have any property, plant and equipment.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

Depreciation was calculated primarily on the straight-line method over the following estimated useful lives:

Pipelines and related facilities	20 years
Storage and terminal facilities	10 –25 years
Other property and equipment	3 – 7 years

OTHER INTANGIBLE ASSETS – In connection with fresh-start reporting, the Company recorded an intangible asset related to its customer relationships. The Company is amortizing this asset on an accelerated basis over the estimated periods of benefit. Subsequent to the deconsolidation of White Cliffs, we have no intangible assets.

IMPAIRMENT OF LONG-LIVED ASSETS – We test long-lived asset groups for impairment when events or circumstances indicate that the net book value of the asset group may not be recoverable. We test an asset group for impairment by estimating the undiscounted cash flows expected to result from its use and eventual disposition. If the estimated undiscounted cash flows are lower than the net book value of the asset group, we then estimate the fair value of the asset group and record a reduction to the net book value of the assets and a corresponding impairment loss.

CONTINGENT LOSSES – SCPL records a liability for a contingent loss when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. SCPL records attorneys’ fees incurred in connection with a contingent loss at the time the fees are incurred, and does not record liabilities for attorneys’ fees that are expected to be incurred in the future.

ASSET RETIREMENT OBLIGATIONS – Asset retirement obligations include legal or contractual obligations associated with the retirement of long-lived assets, such as requirements to incur costs to dispose of equipment or to remediate the environmental impacts of the normal operation of the assets. SCPL records liabilities for asset retirement obligations when a known obligation exists under current law or contract and when a reasonable estimate of the value of the liability can be made. No asset retirement obligations have been recognized.

INTERCOMPANY ACCOUNTS – SCPL participates in SemGroup’s cash management program. Under this program, cash distributed to SCPL by White Cliffs is transferred to SemGroup on a regular basis; when SCPL uses cash for contributions to White Cliffs or for other purposes, SemGroup transfers cash to SCPL to cover the payments. In addition, SemGroup incurs certain expenses on behalf of White Cliffs, which are allocated to SCPL. SCPL passes these costs to White Cliffs. However, as the other members of White Cliffs are not responsible for the payment of these costs, SCPL treats these costs as an equity contribution to White Cliffs.

SCPL records transactions with SemGroup and its other controlled subsidiaries to intercompany accounts. When SCPL’s intercompany accounts are in a net receivable position, the balance is reported as a reduction to equity on the balance sheet. When SCPL’s intercompany accounts are in a net payable position, the balance is reported as a current liability on the balance sheet. In the statements of cash flows, SCPL reports the net change in the intercompany accounts as a financing cash flow within “net contributions from (distributions to) SemGroup”. SCPL reports the net change in equity associated with these transactions as “net contributions from SemGroup” or “net distributions to SemGroup” in the statements of changes in member’s equity.

SCPL’s intercompany accounts were in a net receivable position of $73.6 million and $49.6 million at December 31, 2011 and 2010, respectively. SCPL has reported this balance as a reduction to equity on the balance sheet, as SCPL does not expect to collect these intercompany receivables.

Affiliate payable balances of SCPL’s predecessor were forgiven at the Emergence Date. See Note 5 for additional information related to the reorganization.

EQUITY METHOD INVESTMENTS – We account for an investment under the equity method when we have significant influence over, but not control of, the significant operating decisions of the investee. Under the equity method, we record in the statement of operations our share of the earnings or losses of the investee, with a corresponding adjustment to the investment balance on our balance sheet. When we receive a distribution from an equity method investee, we record a corresponding reduction to the investment balance.

REVENUE RECOGNITION – Prior to the deconsolidation of White Cliffs in September 2010, revenue for the transportation of product was recognized upon delivery of the product to its destination. Subsequent to deconsolidation, we do not generate revenue.

LINE LOSS DEDUCTIONS AND INVENTORY – Prior to the deconsolidation of White Cliffs, we recorded a pipeline loss allowance (PLA) in the amount of two-tenths of one percent of any customer product placed in the system. The PLA was intended to compensate for expenses associated with product shrinkage and evaporation. If the PLA exceeded the actual amount of product loss, we were entitled to sell the product overage for our own gain. The PLA was recorded to revenue

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

and inventory in the month in which the shipment occurred. Gains or losses resulting from actual product overages or shortages were also recorded to cost of goods sold and inventory during the month the overage or shortage occurred. We recorded $0.9 million and $0.5 million and our predecessor recorded $1.2 million of revenue related to PLA during the period prior to deconsolidation for the year ended December 31, 2010, the month ended December 31, 2009 and the eleven months ended November 30, 2009, respectively. We recorded $1.1 million in cost of goods sold related to the actual product shortages during the period prior to deconsolidation for the year ended December 31, 2010. No actual product shortages were recorded during the month ended December 31, 2009 and the eleven months ended November 30, 2009. Prior to deconsolidation in 2010, we sold $2.0 million of inventory. Subsequent to deconsolidation, we no longer record a PLA or inventory.

INTEREST EXPENSE DURING REORGANIZATION – During the time between the Petition Date and the Emergence Date, we only recorded interest expense to the extent such interest was expected to be paid. Interest obligations that were expected to be compromised in the reorganization process were not recorded as expenses. The total amount of interest that we would have been contractually obligated to pay, but which was compromised in the reorganization process and neither paid nor recorded as an expense, was $3.3 million during the eleven months ended November 30, 2009.

REORGANIZATION ITEMS – We reported revenues, expenses, realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business as reorganization items in the consolidated statement of operations for the eleven months ended November 30, 2009. The reorganization items relate primarily to the gain resulting from fresh-start reporting.

INCOME TAXES – SCPL is a pass-through entity for federal and state income tax purposes. Our earnings are allocated to our members, who are responsible for any related income taxes. Because of this, no provision for income taxes is reported in the accompanying financial statements.

SUBSEQUENT EVENTS – SCPL has evaluated subsequent events for accrual or disclosure in these financial statements through February 5, 2013, which is the date these financial statements were issued.

In August 2012, the members of White Cliffs approved an expansion project to construct a 12” pipeline from Platteville, Colorado to Cushing, Oklahoma. The project is expected to cost approximately $300 million which will be funded by capital calls to members. SCPL’s funding requirement will be 51% of the total cost. SCPL is expected to contribute approximately $2 million for project funding in the fourth quarter of 2012 and $119 million and $30 million in 2013 and 2014, respectively.

On January 11, 2013, Rose Rock Midstream, L.P. (“RRMS”) acquired 33.33% of the outstanding membership interests in SemCrude Pipeline, L.L.C. from SemGroup in exchange for cash and equity interests in RRMS.

3. INVESTMENTS IN NON-CONSOLIDATED SUBSIDIARIES

Until the end of September 2010, we owned 99.17% of White Cliffs, and the remaining interests were held by two unaffiliated parties. During 2010, both of these parties exercised their rights under an agreement to purchase additional membership interests in White Cliffs. Subsequent to the closing of these transactions, we own 51% of White Cliffs. After purchasing these membership interests, the other members have substantive rights to participate in the management of White Cliffs; because of this, we deconsolidated White Cliffs at the end of September 2010, and began accounting for it under the equity method. We reported the $6.8 million loss on disposal in the statement of operations related to these transactions, see Note 4 for additional information.

Certain summarized balance sheet information of White Cliffs is shown below (in thousands):

	December 31, 2011	(unaudited) December 31, 2010
Current assets	$11,653	$9,797
Property, plant and equipment, net	222,473	234,300
Goodwill	17,000	17,000
Other intangible assets, net	33,073	40,848

Total assets	$284,199	$301,945

Current liabilities	$3,259	$3,824
Members’ equity	280,940	298,121

Total liabilities and members’ equity	$284,199	$301,945

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

Under the equity method, we do not report the individual assets and liabilities of White Cliffs on our balance sheets. Instead, our membership interest is reflected in one line as a noncurrent asset on our balance sheets.

Certain summarized statement of operations information of White Cliffs for the year ended December 31, 2011 and the three months ended December 31, 2010 is shown below (in thousands):

	Year Ended December 31, 2011	(unaudited) Three Months Ended December 31, 2010
Revenue	$66,097	$13,619
Operating, general and administrative expenses	12,746	3,294
Depreciation and amortization expense	20,842	5,680
Net income	32,509	4,645
Distributions paid to SCPL	27,459	5,768

The equity in earnings of White Cliffs for the periods reported in our statement of operations is less than 51% of the net income of White Cliffs for the same periods. This is due to certain general and administrative expenses incurred by and allocated from our parent, SemGroup, in managing the operations of White Cliffs, which are allocated to SCPL, that the other members are not obligated to share. Such expenses are recorded by White Cliffs, and are allocated to our membership interests. White Cliffs recorded $3.2 million of such general and administrative expense during the year ended December 31, 2011 and $0.9 million during the three months ended December 31, 2010.

4. DISPOSALS OF LONG-LIVED ASSETS

As described in Note 3, we sold a portion of our membership interests in White Cliffs during September 2010. We received $140.8 million of proceeds from these transactions which were used to make principal payments on long-term debt. We recorded a loss of $6.8 million upon conversion to the equity method, which is included as a loss on disposal or impairment of long-lived assets, net in the statement of operations. In September 2012, we received an additional $3.5 million related to this transaction.

Upon closing, we deconsolidated White Cliffs and recorded our investment at fair value, which approximated 51% of the net book value of White Cliffs (the book value of White Cliffs had been adjusted to fair value on November 30, 2009, in connection with fresh-start reporting). The assets and liabilities of White Cliffs had the following net book values at the date of deconsolidation (in thousands):

Accounts receivable	$4,625
Other current assets	143
Property, plant and equipment, net	237,506
Goodwill	17,000
Other intangible assets	43,267
Accounts payable and accrued liabilities	(3,736)
Payables to affiliates	(659)

Net assets	$298,146

5. REORGANIZATION

On July 22, 2008, SemGroup Corporation and many of its subsidiaries, including the Company, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Subsequent to the Petition Date, SemGroup continued operations as a debtor-in-possession.

SemGroup filed a Plan of Reorganization with the Court, which was confirmed on October 28, 2009. The Plan of Reorganization determined, among other things, how pre-Petition Date obligations would be settled, the equity structure of SemGroup upon emergence, and the financing arrangements of SemGroup upon emergence. SemGroup and the Company emerged from bankruptcy protection on November 30, 2009.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

Reorganization value

An essential element in negotiating a reorganization plan with the various classes of creditors is the determination of the reorganization value by the parties in interest. In the event that the parties in interest cannot agree on the reorganization value, the court may be called upon to determine the reorganization value of the entity before a plan of reorganization can be confirmed.

During SemGroup’s reorganization process, a reorganization value was proposed. This reorganization value was ultimately agreed to by the creditors and confirmed by the Court. The proposed reorganization value was determined by applying the following valuation methods:

•

a “guideline company” approach, in which valuation multiples observed from industry participants were considered and comparisons were made between the expected performance of SemGroup, relative to other industry participants, to determine appropriate multiples to apply to SemGroup’s financial metrics;

•	analysis of recent transactions involving companies determined to be similar to SemGroup; and

•	a calculation of the present value of the estimated future cash flows of SemGroup.

This proposed reorganization value was determined using numerous projections and assumptions. These estimates are subject to significant uncertainties, many of which are beyond the control of SemGroup, including, but not limited to, the following:

•	changes in the economic environment;

•	changes in supply or demand for petroleum products;

•	changes in prices of petroleum products;

•	SemGroup’s ability to successfully implement expansion projects;

•	SemGroup’s ability to improve relationships with customers and suppliers, as these relationships were adversely impacted by the bankruptcy filing;

•	SemGroup’s ability to renew certain business operations that were limited during the bankruptcy due to limitations on access to capital; and

•	SemGroup’s ability to manage the additional costs associated with being a public company.

SemGroup’s reorganization value was determined to be $1.5 billion. SemGroup determined that $334.5 million of its total reorganization value was attributable to the SCPL. The use of different estimates could have resulted in a materially different proposed reorganization value, and there can be no assurance that actual results will be consistent with the estimates that were used to determine the proposed reorganization value.

Valuation of assets and liabilities

SCPL recorded individual assets and liabilities based on their fair values at the Emergence Date. We recorded $17.0 million of goodwill, which represents the excess of the reorganization value attributable to the SCPL over the fair value of the identifiable assets and liabilities.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

November 30, 2009 balance sheet

The following table shows the effects of the emergence from bankruptcy on our November 30, 2009 consolidated balance sheet (in thousands):

	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Successor
Current assets:
Cash and cash equivalents	$14,081	$(9,103	)(a)	$—		$4,978
Accounts receivable	3,323	—		—		3,323
Other current assets	1,276	—		—		1,276

Total current assets	18,680	(9,103)		—		9,577

Property, plant and equipment	235,258	—		12,859	(f)	248,117
Goodwill	—	—		17,000	(f)	17,000
Other intangible assets	—	—		54,000	(f)	54,000
Other assets, net	—	9,912	(b)	—		9,912

Total assets	$253,938	$809		$83,859		$338,606

Current liabilities:
Accounts payable	$21	$—		$—		$21
Accrued liabilities	1,795	(491	)(c)	—		1,304
Payables to affiliates	49,499	(48,038	)(d)	—		1,461
Current portion of long-term debt	123,700	(109,700	)(e)	—		14,000

Total current liabilities	175,015	(158,229)		—		16,786

Long-term debt	—	111,000	(e)	—		111,000
Members’ equity:
SemCrude Pipeline equity	76,941	48,038	(d)	84,477	(g)	209,456
Noncontrolling interests	1,982	—		(618	)(g)	1,364

Total members’ equity	78,923	48,038		83,859		210,820

Total liabilities and members’ equity	$253,938	$809		$83,859		$338,606

(a)	Represents the net impact on cash of the refinancing of the Company’s credit facility. The Company borrowed $125.0 million and repaid $123.7 million of principal, paid $4.8 million of fees to the lender, and paid approximately $0.5 million in accrued interest. The adjustment also includes the reclassification to other noncurrent assets of $5.1 million of cash that became restricted under the terms of the new credit agreement.
(b)	Includes $4.8 million of fees paid to the lender under the new credit facility and $5.1 million of cash that became restricted under the terms of the new agreement.
(c)	Reflects the payment of accrued interest.
(d)	Pursuant to SemGroup’s Plan of Reorganization, most of the Company’s obligations to SemGroup were forgiven upon emergence from bankruptcy protection.
(e)	Reflects the retirement of the previous credit facility and the issuance of new debt.
(f)	Reflects the adjustments to the recorded values of assets resulting from fresh-start reporting.
(g)	Reflects the reorganization gain (loss) resulting from fresh-start reporting.

SemCrude Pipeline, L.L.C.’s subsidiaries did not file for bankruptcy protection. The following debtor-only condensed statement of operations and cash flows reflect the activities of SemCrude Pipeline, L.L.C., and not its subsidiaries. The subsidiaries are accounted for as equity-method investments in the condensed financial statements of the debtor below. The condensed combined financial statements below are presented on the same basis as the consolidated financial statements of the Company, except as described above.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

Following is the condensed statement of operations of SemCrude Pipeline, L.L.C. (debtor company only) for the eleven months ended November 30, 2009 (in thousands):

Predecessor
Eleven Months Ended November 30, 2009
Revenues	$—
General and administrative expense	150

Operating loss	(150)

Equity in earnings of non-debtors (*)	(94,052)
Interest expense	4,593
Other income	(24)

Income before reorganization items	89,333
Reorganization items gain	21

Net income	$89,354

(*)	Includes reorganization items of non-debtors

Following is the condensed statement of cash flows of SemCrude Pipeline, L.L.C. (debtor company only) for the eleven months ended November 30, 2009 (in thousands):

Predecessor
Eleven Months Ended November 30, 2009
Net cash provided by (used in):
Operating activities	$2,885
Investing activities	(23,241)
Financing activities	16,856

Net increase in cash and cash equivalents	(3,500)
Cash and cash equivalents, beginning of period	3,500

Cash and cash equivalents, end of period	—

6. LONG-TERM DEBT

We borrowed $125 million under a credit agreement on November 30, 2009. We retired this facility during September 2010.

Interest was generally charged on the SemCrude Pipeline credit facility at a floating rate, which was calculated as 6% plus the greater of LIBOR or 1.5%. In addition, we paid $4.8 million in fees to the lender at the inception of the agreement, which have been fully amortized. We recorded interest expense related to this facility of $11.0 million during the period prior to deconsolidation for the year ended December 31, 2010, and $1.1 million for the month ended December 31, 2009.

7. CONTINGENCIES

We are a party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, will not have a material adverse effect on our combined financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our liabilities may change materially as circumstances develop.

SEMCRUDE PIPELINE, L.L.C.

Notes to Financial Statements

8. RELATED PARTY TRANSACTIONS

The employees who perform work in support of White Cliffs are employees of SemGroup, which charges White Cliffs for wage and benefits costs of employees who directly support the White Cliffs’ operations. Prior to deconsolidation, we recorded charges to White Cliffs from SemGroup of $0.4 million and $0.1 million and our predecessor recorded $0.6 million for such direct costs during the nine months ended September 30, 2010, the month ended December 31, 2009 and the eleven-months ended November 30, 2009, respectively.

SemGroup incurs certain general and administrative expenses on behalf of White Cliffs. Prior to the deconsolidation of White Cliffs, these costs were allocated to White Cliffs in the amount of $4.3 million, $0.7 million and $1.5 million for the nine months ended September 30, 2010, the month ended December 31, 2009 and the eleven months ended November 30, 2009, respectively.

Subsequent to the deconsolidation of White Cliffs, these general and administrative costs are allocated to SCPL and are treated as member contributions to White Cliffs. SCPL was allocated $3.2 million and $0.9 million of such general and administrative expense during the year ended December 31, 2011 and the three months ended December 31, 2010, respectively. White Cliffs recorded corresponding member contributions from SCPL, since White Cliffs was not required to reimburse SCPL or SemGroup for these expenses.

9. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash transactions

SCPL retired $123.7 million of debt and paid $1.3 million of debt issuance costs by issuing new debt with a principal balance of $125.0 million upon emergence from bankruptcy. During the eleven months ended November 30, 2009, the predecessor converted $3.7 million of accrued interest to long-term debt. At December 31, 2008, the SCPL’s predecessor accrued $4.2 million of capital expenditures that were incurred in 2008 and paid for in 2009.

Cash paid for interest

SCPL paid $6.4 million and $0.9 million of cash for interest during the year ended December 31, 2010 and the month ended December 31, 2009, respectively. The predecessor paid $3.2 million of cash for interest during the eleven months ended November 30, 2009.